Exhibit 99.1

HYATT REPORTS THIRD QUARTER 2025 RESULTS
CHICAGO (November 6, 2025) - Hyatt Hotels Corporation ("Hyatt," "the Company," "we," "us," or "our") (NYSE: H) today reported third quarter 2025 results. Highlights include:
•Comparable system-wide hotels RevPAR increased 0.3%, compared to the third quarter of 2024
•Net rooms growth was 12.1% and net rooms growth excluding acquisitions was 7.0%
•Net income (loss) attributable to Hyatt Hotels Corporation was $(49) million and Adjusted Net Income (Loss) was $(29) million
•Diluted EPS was $(0.51) and Adjusted Diluted EPS was $(0.30)
•Gross fees were $283 million, an increase of 5.9%, compared to the third quarter of 2024
•Adjusted EBITDA was $291 million, an increase of 5.6%, compared to the third quarter of 2024, or an increase of 10.1% after adjusting for assets sold in 2024
•Pipeline of executed management or franchise contracts was approximately 141,000 rooms, an increase of 4.4%, compared to the third quarter of 2024
•Full Year 2025 Outlook: The following metrics do not include the impact of the Playa Hotels Acquisition and the pending Playa Real Estate Transaction. Refer to page 3 and the tables beginning on schedule A-11 for the impact of the Playa Hotels Acquisition on the full year outlook, which has been adjusted to reflect the potential impact from Hurricane Melissa.
◦Comparable system-wide hotels RevPAR growth is projected between 2% to 2.5%, compared to the full year 2024
◦Net rooms growth excluding acquisitions is projected between 6.3% to 7.0%, compared to the full year 2024
◦Net income is projected between $70 million and $86 million
◦Adjusted EBITDA is projected between $1,090 million and $1,110 million, an increase of 7% to 9% after adjusting for assets sold in 2024, compared to the full year 2024
◦Capital returns to shareholders is projected to be approximately $350 million, through a combination of dividends and share repurchases
Subsequent to the end of the third quarter, the Company announced an expanded agreement with Chase that rewards World of Hyatt cardmembers for stays across Hyatt's global portfolio. The impact to Adjusted EBITDA related to the economics of the credit card programs and similar third-party relationships is expected to more than double from 2025 to 2027 with anticipated continued growth in future years.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, “Our third quarter results reflect the strength of our core fee business and our disciplined approach to cost management. As we continue our evolution to a brand-led organization, we are focused on elevating guest experiences, deepening customer loyalty through World of Hyatt, and expanding into high-growth segments and geographies. Looking into the fourth quarter and beyond, we believe our high-end customer base, robust pipeline with significant white space for growth, and rapidly expanding loyalty program position us to drive sustained growth and create long-term value for our shareholders.”
Refer to the table on schedule A-9 for a summary of special items impacting Adjusted Net Income (Loss) and Adjusted Diluted EPS for the three and nine months ended September 30, 2025.
Note: All RevPAR and ADR growth percentage changes are in constant dollars. All Net Package RevPAR and Net Package ADR growth percentage changes are in reported dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on schedule A-6.

Third Quarter Operational Commentary
•Luxury chain scales drove RevPAR growth in the third quarter. Leisure transient RevPAR was the strongest area of growth while group RevPAR growth was negatively impacted by approximately 100 bps due to the timing of the Rosh Hashanah holiday which occurred in the third quarter this year compared to the fourth quarter last year.
•Net Package RevPAR increased 7.6% in the third quarter compared to the third quarter last year, further illustrating the strong performance of luxury all inclusive travel.
•Gross fees increased 5.9% in the quarter, compared to the third quarter last year or 6.3% excluding the impact of the Playa Hotels Acquisition.
◦Base management fees: increased 10%, driven by managed hotel RevPAR growth outside of the United States and the contribution of newly-opened hotels.
◦Incentive management fees: grew 2%, led by newly-opened hotels and hotel performance in Asia Pacific excluding Greater China.
◦Franchise and other fees: expanded 4%, due to non-RevPAR fee contributions and newly-opened hotels, offset by the elimination of fees from the 8 Hyatt Ziva and Hyatt Zilara properties that were part of the Playa Hotels Acquisition.
•Owned and leased segment Adjusted EBITDA increased 7%, compared to the third quarter of 2024, after adjusting for assets sold in 2024 and the impact of the Playa Hotels Acquisition. Comparable owned and leased margin decreased by 40 bps in the third quarter, compared to the same period in 2024.
•Distribution segment Adjusted EBITDA declined compared to the third quarter of 2024, due to lower booking volumes and the lapping of a one-time benefit from ALG Vacations travel credits last year which was not offset by higher pricing and effective cost management.
Openings and Development
During the third quarter, the Company:
•Opened 5,163 rooms. Notable openings included:
◦Park Hyatt Kuala Lumpur in the tallest skyscraper in Asia Pacific, Park Hyatt Johannesburg, Secrets Playa Esmeralda Resort and Spa in Punta Cana, and Hyatt Regency Times Square, the first Hyatt Regency property in Manhattan and our 30th property in New York City.
•Announced a new master franchise agreement with HomeInns Hotel Group. Under this agreement, HomeInns Hotel Group plans to open 50 Hyatt Studios branded hotels over the next several years and develop a robust pipeline to fuel future growth across China.
Transactions
The Company has provided the following updates on the Playa Real Estate Transaction and the 15 properties acquired from the Playa Hotels Acquisition:
•We expect to close on the Playa Real Estate Transaction to sell 14 properties by the end of the year and use the proceeds to repay the amounts outstanding under the $1.7 billion delayed draw term loan used to finance a portion of the Playa Hotels Acquisition. Concurrent with the sale, the Company will enter into 50-year management agreements for 13 of the 14 properties. The remaining property is subject to a separate contractual arrangement.
•On September 18, 2025, one property in Playa del Carmen was sold to a separate third-party buyer for approximately $22 million. Net proceeds of the sale were used to repay a portion of the delayed draw term loan.
Balance Sheet and Liquidity
As of September 30, 2025, the Company reported the following:
•Total debt of $6.0 billion, inclusive of the $1.7 billion delayed draw term loan facility.
•Total liquidity of $2.2 billion, inclusive of:
◦$749 million of cash and cash equivalents, and short-term investments, and
◦$1,497 million of borrowing capacity under Hyatt's revolving credit facility, net of letters of credit outstanding.
•Total remaining share repurchase authorization of $792 million. The Company repurchased $30 million of Class A common stock during the third quarter.
•The Company's board of directors has declared a cash dividend of $0.15 per share for the fourth quarter of 2025. The dividend is payable on December 8, 2025 to Class A and Class B stockholders of record as of November 24, 2025.

2025 Outlook

2025 Full Year Outlook, excluding the impact of the Playa Hotels Acquisition and Playa Real Estate Transaction
	2025 Outlook	2024 Reported	Change vs. 2024
System-Wide Hotels RevPAR Growth			2% to 2.5%
Net Rooms Growth			6.3% to 7%
(in millions)
Net income attributable to Hyatt Hotels Corporation	$70 - $86	$1,296	(95)% to (93)%
Gross Fees	$1,195 - $1,205	$1,099	9% to 10%
Adjusted G&A Expenses[1]	$440 - $445	$444	(1)% to —%
Adjusted EBITDA[1]	$1,090 - $1,110	$1,016[2]	7% to 9%[2]
Capital Expenditures	Approx. $150	$170	Approx. (12)%
Adjusted Free Cash Flow[1]	$475 - $525	$540	(12)% to (3)%
Capital Returns to Shareholders[3]	Approx. $350
1 Refer to the tables on schedule A-11 for a reconciliation of estimated net income (loss) attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
2 Reflects a reduction of $80 million to 2024 owned and leased segment Adjusted EBITDA to account for the impact of sold hotels. Refer to schedule A-10 for further details.
3 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
•System-wide RevPAR outlook implies fourth quarter growth of 0.5% at the low end of our range and 2.5% at the high end of our range, and reflects an improvement in group business in the United States in the fourth quarter.
•Net income outlook projected year over year decline is driven by 2024 gains on sale of real estate and other.
•Adjusted EBITDA outlook is projected between $1,090 million - $1,110 million, growing between 7% to 9% compared to the full year 2024 after adjusting for assets sold in 2024.
•Adjusted Free Cash Flow growth compared to full year 2024 is impacted by elevated levels of interest expense and cash taxes.
•The Company has increased its 2025 outlook for capital returns to shareholders and is projected to return approximately $350 million of capital to shareholders through a combination of cash dividends on its common stock and share repurchases.

2025 Full Year Outlook, including the impact of the Playa Hotels Acquisition
	Hyatt (Ex-Playa)	Playa[4]	Consolidated
System-Wide Hotels RevPAR Growth	2% to 2.5%	—%	2% to 2.5%
Net Rooms Growth	6.3% to 7%	0.7%	7% to 7.7%
(in millions)
Net income attributable to Hyatt Hotels Corporation	$70 - $86	$(124) - $(121)	$(54) - $(35)
Gross Fees	$1,195 - $1,205	Approx. $(5)	$1,190 - $1,200
Adjusted G&A Expenses[5]	$440 - $445	$6 - $7	$446 - $452
Adjusted EBITDA[5]	$1,090 - $1,110	$70 - $85	$1,160 - $1,195
Capital Expenditures	Approx. $150	$75	Approx. $225
Adjusted Free Cash Flow[5]	$475 - $525	$(25)	$450 - $500
Capital Returns to Shareholders[6]	Approx. $350	$—	Approx. $350
4 Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025. Transaction costs and other expenses associated with the Playa Real Estate Transaction are included for 2025 Adjusted Free Cash Flow and net income.
5 Refer to the tables beginning on schedule A-11 for a reconciliation of estimated net income (loss) attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
6 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
Other than with respect to the Playa Hotels Acquisition, as noted above, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, November 6, 2025, at 9:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 800.715.9871 (U.S. Toll-Free) or 646.307.1963 (International Toll Number) using conference ID# 2303828 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Thursday, November 6, 2025 at 12:00 p.m. CT until Thursday, November 13, 2025 at 10:59 p.m. CT by dialing: 800.770.2030 (U.S. Toll-Free) or 647.362.9199 (International Toll Number) using conference ID# 2303828. An archive of the webcast will be available on the Company's website for 90 days.
Investor Contacts
•Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company's plans, strategies, outlook, the number of properties expected to open in the future, the expected timing and payment of dividends, the Company's 2025 outlook (including and excluding the Playa Hotels Acquisition), including the Company's expected System-wide Hotels RevPAR Growth, Net Rooms Growth, Net Income, Gross Fees, Adjusted G&A Expenses, Adjusted EBITDA, Capital Expenditures, and Adjusted Free Cash Flow, the planned Playa Real Estate Transaction and our ability to reduce our owned real estate asset base within targeted timeframes and at expected values, the Company's anticipated benefits from its expanded collaboration with Chase, planned credit card portfolio expansion, expected Adjusted EBITDA growth related to the economics of the credit card programs and similar third-party relationships, financial performance and prospective or future events and involve known and unknown risks that are difficult to predict. As a result, the Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and the Company's management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the effects that the announcement or pendency of the planned Playa Real Estate Transaction may have on us, the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement for the Playa Real Estate Transaction; the effects that any termination of the share purchase agreement for the Playa Real Estate Transaction may have on us or our business; failure to successfully complete the planned Playa Real Estate Transaction; legal proceedings that may be instituted related to the planned Playa Real Estate Transaction; significant and unexpected costs, charges or expenses related to the planned Playa Real Estate Transaction; inability to obtain regulatory or governmental approvals or to obtain such approvals on satisfactory conditions; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; the impact of global tariff policies or regulations; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations or realize anticipated synergies; failure to successfully complete proposed transactions, including the failure to satisfy closing conditions or obtain required approvals; our ability to successfully complete dispositions of certain of our owned real estate assets within targeted timeframes and at expected values; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income (Loss); Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; Free Cash Flow; and Adjusted Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt); the Hyatt TikTok account (tiktok.com/@hyatt); the Hyatt X account (x.com/hyatt); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to its guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2025, the Company's portfolio included more than 1,450 hotels and all-inclusive properties in 82 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid® Hotels & Resorts, Sunscape® Resorts & Spas, Alua Hotels & Resorts®, and Bahia Principe Hotels & Resorts; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Unscripted by Hyatt, Hyatt Place®, Hyatt House®, Hyatt Studios®, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES:
Base management fees	$107	$97	$334	$295
Incentive management fees	53	52	191	170
Franchise and other fees	123	119	366	340
Gross fees	283	268	891	805
Contra revenue	(34)	(27)	(69)	(56)
Net fees	249	241	822	749
Owned and leased	429	287	952	910
Distribution	192	221	769	818
Other revenues	13	13	35	58
Revenues for reimbursed costs	903	867	2,734	2,511
Total revenues	1,786	1,629	5,312	5,046

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	138	126	416	412
Owned and leased	346	228	786	716
Distribution	169	182	654	690
Other direct costs	22	19	66	81
Transaction and integration costs	25	8	130	26
Depreciation and amortization	83	81	245	257
Reimbursed costs	905	881	2,756	2,570
Total direct and general and administrative expenses	1,688	1,525	5,053	4,752

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	22	18	41	46
Equity earnings (losses) from unconsolidated hospitality ventures	(34)	(13)	(40)	32
Interest expense	(90)	(50)	(230)	(128)
Gains (losses) on sales of real estate and other	—	514	(2)	1,267
Asset impairments	(9)	(35)	(23)	(52)
Other income (loss), net	(4)	70	68	152
Income (loss) before income taxes	(17)	608	73	1,611
Provision for income taxes	(33)	(137)	(103)	(259)
Net income (loss)	$(50)	$471	$(30)	$1,352
Net income (loss) attributable to noncontrolling interests	$(1)	$—	$2	$—
Net income (loss) attributable to Hyatt Hotels Corporation	$(49)	$471	$(32)	$1,352

EARNINGS (LOSSES) PER CLASS A AND CLASS B SHARE:
Net income (loss) attributable to Hyatt Hotels Corporation—Basic	$(0.51)	$4.75	$(0.34)	$13.38
Net income (loss) attributable to Hyatt Hotels Corporation—Diluted	$(0.51)	$4.63	$(0.34)	$13.04

Basic weighted-average shares outstanding	95.5	99.1	95.7	101.0
Diluted weighted-average shares outstanding	95.5	101.7	95.7	103.6

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Geography

	Three Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
System-wide hotels (a)	$146.24	0.3%	72.8%	0.4	% pts	$200.90	(0.2)%
United States	$149.44	(1.6)%	72.0%	(0.9)	% pts	$207.49	(0.4)%
Americas (excluding United States)	$158.60	3.9%	68.7%	0.1	% pts	$230.77	3.7%
Greater China	$89.61	1.7%	76.2%	2.8	% pts	$117.56	(2.1)%
Asia Pacific (excluding Greater China)	$144.08	5.1%	74.0%	2.6	% pts	$194.82	1.4%
Europe	$232.52	1.2%	76.2%	1.4	% pts	$305.30	(0.6)%
Middle East & Africa	$104.82	8.5%	66.9%	2.0	% pts	$156.57	5.2%

Owned and leased hotels (b)	$232.33	2.7%	74.3%	(0.9)	% pts	$312.54	4.0%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
System-wide all-inclusive resorts (c)	$194.56	7.6%	73.7%	2.0	% pts	$263.97	4.6%
Americas (excluding United States)	$188.26	4.2%	66.9%	2.9	% pts	$281.51	(0.3)%
Europe (d)	$208.68	15.4%	89.0%	0.3	% pts	$234.47	15.0%

	Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
System-wide hotels (a)	$144.25	2.5%	71.0%	1.1	% pts	$203.30	1.0%
United States	$148.65	1.1%	70.8%	—	% pts	$209.92	1.0%
Americas (excluding United States)	$175.90	2.2%	69.2%	(1.0)	% pts	$254.17	3.6%
Greater China	$85.18	1.4%	71.9%	3.4	% pts	$118.48	(3.5)%
Asia Pacific (excluding Greater China)	$148.34	7.9%	73.1%	3.0	% pts	$202.89	3.5%
Europe	$190.28	3.3%	69.5%	1.3	% pts	$273.78	1.3%
Middle East & Africa	$135.09	10.6%	69.0%	3.9	% pts	$195.79	4.4%

Owned and leased hotels (b)	$218.23	5.1%	71.9%	0.4	% pts	$303.35	4.4%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
System-wide all-inclusive resorts (c)	$225.33	7.9%	77.2%	3.7	% pts	$291.86	2.7%
Americas (excluding United States)	$246.53	6.1%	74.4%	4.3	% pts	$331.36	—%
Europe (d)	$165.61	15.8%	85.1%	2.3	% pts	$194.56	12.6%
(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Brand

	Three Months Ended September 30,
	RevPAR		Occupancy			ADR
(in constant $)	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Composite Luxury (a)(b)	$201.83	2.6%	71.7%	1.5	% pts	$281.52	0.6%
Andaz	$219.63	(0.6)%	77.7%	2.0	% pts	$282.57	(3.2)%
Grand Hyatt	$166.97	2.3%	73.2%	3.0	% pts	$228.07	(1.9)%
Park Hyatt	$283.97	4.8%	67.5%	0.5	% pts	$420.89	4.1%
The Unbound Collection by Hyatt	$257.09	4.8%	70.1%	0.4	% pts	$366.82	4.2%

Composite Upper Upscale (a)(c)	$143.66	0.1%	71.4%	—	% pts	$201.30	0.1%
Hyatt Centric	$152.76	(0.2)%	76.3%	0.1	% pts	$200.21	(0.3)%
Hyatt Regency	$141.11	(0.2)%	70.4%	(0.2)	% pts	$200.36	0.1%
JdV by Hyatt	$128.10	3.6%	70.7%	1.7	% pts	$181.20	1.1%

Composite Upscale & Upper Midscale (a)(d)	$108.53	(2.4)%	75.5%	0.1	% pts	$143.72	(2.5)%
Hyatt House	$127.58	(2.4)%	78.5%	0.1	% pts	$162.55	(2.5)%
Hyatt Place	$107.87	(2.4)%	74.4%	—	% pts	$145.06	(2.4)%
UrCove	$43.63	(2.9)%	81.3%	1.4	% pts	$53.67	(4.5)%

	Net Package RevPAR		Occupancy			Net Package ADR
(in reported $)	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Composite All-inclusive (e)(f)	$194.56	7.6%	73.7%	2.0	% pts	$263.97	4.6%
Dreams Resorts & Spas	$195.76	3.2%	71.9%	0.8	% pts	$272.43	2.1%
Secrets Resorts & Spas	$232.62	7.1%	68.7%	3.1	% pts	$338.43	2.1%
Alua Hotels & Resorts	$188.76	15.2%	91.6%	1.2	% pts	$206.00	13.7%

	Nine Months Ended September 30,
	RevPAR		Occupancy			ADR
(in constant $)	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Composite Luxury (a)(b)	$204.31	5.3%	71.1%	2.2	% pts	$287.25	2.0%
Andaz	$229.61	5.5%	76.0%	3.6	% pts	$302.22	0.6%
Grand Hyatt	$178.91	4.1%	72.9%	2.7	% pts	$245.44	0.2%
Park Hyatt	$300.32	8.9%	69.1%	2.3	% pts	$434.37	5.2%
The Unbound Collection by Hyatt	$209.65	6.1%	65.4%	1.5	% pts	$320.78	3.8%

Composite Upper Upscale (a)(c)	$140.57	1.9%	69.6%	0.8	% pts	$202.11	0.8%
Hyatt Centric	$158.09	2.6%	75.7%	1.3	% pts	$208.87	0.8%
Hyatt Regency	$138.34	1.6%	68.7%	0.6	% pts	$201.33	0.7%
JdV by Hyatt	$113.47	3.7%	65.5%	2.4	% pts	$173.21	(0.1)%

Composite Upscale & Upper Midscale (a)(d)	$104.89	(0.5)%	72.7%	0.5	% pts	$144.22	(1.2)%
Hyatt House	$123.23	(0.9)%	75.6%	0.3	% pts	$163.00	(1.2)%
Hyatt Place	$104.48	(0.2)%	71.8%	0.4	% pts	$145.46	(0.9)%
UrCove	$40.29	(1.5)%	76.4%	3.1	% pts	$52.77	(5.5)%

	Net Package RevPAR		Occupancy			Net Package ADR
(in reported $)	2025	vs. 2024	2025	vs. 2024		2025	vs. 2024
Composite All-inclusive (e)(f)	$225.33	7.9%	77.2%	3.7	% pts	$291.86	2.7%
Dreams Resorts & Spas	$231.00	3.6%	76.2%	1.2	% pts	$303.01	1.9%
Secrets Resorts & Spas	$302.51	8.4%	74.4%	4.1	% pts	$406.69	2.5%
Alua Hotels & Resorts	$141.05	15.7%	88.4%	2.0	% pts	$159.49	13.0%
(a) Chain scale classification as defined by Smith Travel Research.
(b) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(c) Includes Dream Hotels, Hyatt, Hyatt Centric, Hyatt Regency, and JdV by Hyatt.
(d) Includes Caption by Hyatt, Hyatt House, Hyatt Place, Me and All Hotels, and UrCove.
(e) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impressions by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, and Zoëtry Wellness & Spa Resorts. Includes two non-branded managed properties.
(f) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography

	September 30, 2025
	Managed (a)		Franchised		Owned and Leased (b)		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Geography:
United States	179	64,328	535	97,988	14	5,672	728	167,988
Americas (excluding United States)	36	9,749	47	7,300	4	1,197	87	18,246
Greater China	109	32,621	93	15,998	—	—	202	48,619
Asia Pacific (excluding Greater China)	134	32,363	11	3,368	—	—	145	35,731
Europe	54	12,310	71	11,930	4	1,059	129	25,299
Middle East & Africa	46	10,737	4	779	—	—	50	11,516
System-wide hotels (c)	558	162,108	761	137,363	22	7,928	1,341	307,399

Americas (excluding United States)	93	39,016	—	—	14	5,507	107	44,523
Europe (d)	40	12,126	—	—	9	2,299	49	14,425
System-wide all-inclusive resorts	133	51,142	—	—	23	7,806	156	58,948

System-wide (e)	691	213,250	761	137,363	45	15,734	1,497	366,347

Mr & Mrs Smith (f)							1,232	41,204
Hyatt Vacation Club							22	1,997
Residential							41	4,458
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include Hyatt Vacation Club, Mr & Mrs Smith, and certain residential units.
(f) Represents unaffiliated Mr & Mrs Smith properties available through Hyatt.com. As of September 30, 2025, the Mr & Mrs Smith platform included approximately 2,400 properties (or approximately 107,000 rooms) that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2025
	Managed (a)		Franchised		Owned and Leased (b)		Total
Brands by Chain Scale:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms

Luxury (c)
Alila	17	1,947	—	—	—	—	17	1,947
Andaz	28	6,504	1	715	2	507	31	7,726
Destination by Hyatt	11	2,375	11	4,431	—	—	22	6,806
Grand Hyatt	61	32,232	3	1,331	2	904	66	34,467
Miraval	—	—	—	—	3	383	3	383
Park Hyatt	47	8,664	—	—	3	549	50	9,213
The Unbound Collection by Hyatt	18	3,111	35	6,128	—	—	53	9,239
Thompson Hotels	16	3,329	2	472	—	—	18	3,801

Upper Upscale (c)
Bunkhouse Hotels	10	476	—	—	—	—	10	476
Dream Hotels	4	808	1	178	—	—	5	986
Hyatt	7	1,206	6	969	1	1,298	14	3,473
Hyatt Centric	35	7,236	34	6,814	1	138	70	14,188
Hyatt Regency	173	72,547	62	22,385	6	3,355	241	98,287
JdV by Hyatt	15	2,043	41	6,318	—	—	56	8,361
The Standard	7	1,142	3	580	—	—	10	1,722
The StandardX	2	187	—	—	—	—	2	187

Upscale & Upper Midscale (c)
Caption by Hyatt	2	390	2	377	—	—	4	767
Hyatt House	24	3,365	119	16,765	—	—	143	20,130
Hyatt Place	80	13,746	362	51,539	4	794	446	66,079
Me and All Hotels	—	—	8	1,364	—	—	8	1,364
Hyatt Studios	—	—	1	122	—	—	1	122
UrCove	—	—	67	9,615	—	—	67	9,615

All-inclusive
Bahia Principe Hotels & Resorts	21	11,668	—	—	—	—	21	11,668
Breathless Resorts & Spas	6	2,311	—	—	—	—	6	2,311
Dreams Resorts & Spas	32	13,792	—	—	2	912	34	14,704
Hyatt Zilara	1	291	—	—	3	1,029	4	1,320
Hyatt Ziva	1	438	—	—	5	2,140	6	2,578
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	27	10,265	—	—	1	356	28	10,621
Zoëtry Wellness & Spa Resorts	7	540	—	—	—	—	7	540
Hyatt Vivid Hotels & Resorts	1	400	—	—	1	524	2	924
Sunscape Resorts & Spas	8	3,689	—	—	1	458	9	4,147
Alua Hotels & Resorts	22	6,217	—	—	9	2,299	31	8,516

Other	6	2,008	3	7,260	1	88	10	9,356
System-wide (d)	691	213,250	761	137,363	45	15,734	1,497	366,347

(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Chain scale classification as defined by Smith Travel Research.
(d) Includes eight properties that Hyatt currently intends to rebrand to the respective brand at a future date.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to Hyatt Hotels Corporation	$(49)	$471	$(32)	$1,352
Contra revenue	34	27	69	56
Revenues for reimbursed costs	(903)	(867)	(2,734)	(2,511)
Reimbursed costs	905	881	2,756	2,570
Stock-based compensation expense (a)	14	9	59	55
Transaction and integration costs	25	8	130	26
Depreciation and amortization	83	81	245	257
Equity (earnings) losses from unconsolidated hospitality ventures	34	13	40	(32)
Interest expense	90	50	230	128
(Gains) losses on sales of real estate and other	—	(514)	2	(1,267)
Asset impairments	9	35	23	52
Other (income) loss, net	4	(70)	(68)	(152)
Provision for income taxes	33	137	103	259
Net income (loss) attributable to noncontrolling interests	(1)	—	2	—
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	13	14	42	48
Adjusted EBITDA	$291	$275	$867	$841
(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.

The table below provides a breakdown for Adjusted EBITDA:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Management and franchising	$226	$210	$700	$635
Owned and leased	83	63	174	204
Distribution	21	38	113	120
Overhead	(38)	(36)	(120)	(119)
Eliminations	(1)	—	—	1
Adjusted EBITDA	$291	$275	$867	$841

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended September 30, 2025
	Hyatt (Ex-Playa)	Playa (b)	Consolidated
Net income (loss) attributable to Hyatt Hotels Corporation	$(17)	$(32)	$(49)
Contra revenue	34	—	34
Revenues for reimbursed costs	(903)	—	(903)
Reimbursed costs	905	—	905
Stock-based compensation expense (a)	13	1	14
Transaction and integration costs	4	21	25
Depreciation and amortization	82	1	83
Equity (earnings) losses from unconsolidated hospitality ventures	34	—	34
Interest expense	51	39	90
Asset impairments	9	—	9
Other (income) loss, net	4	—	4
Provision for income taxes	33	—	33
Net loss attributable to noncontrolling interests	(1)	—	(1)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	13	—	13
Adjusted EBITDA	$261	$30	$291

(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.
(b) Includes amounts incurred specifically related to the Playa Hotels Acquisition, including amounts recognized by Playa during Hyatt's period of ownership as well amounts recognized by Hyatt prior to and following the completion of the acquisition.

(in millions)	Nine Months Ended September 30, 2025
	Hyatt (Ex-Playa)	Playa (d)	Consolidated
Net income (loss) attributable to Hyatt Hotels Corporation	$101	$(133)	$(32)
Contra revenue	69	—	69
Revenues for reimbursed costs	(2,734)	—	(2,734)
Reimbursed costs	2,756	—	2,756
Stock-based compensation expense (c)	56	3	59
Transaction and integration costs	27	103	130
Depreciation and amortization	244	1	245
Equity (earnings) losses from unconsolidated hospitality ventures	40	—	40
Interest expense	160	70	230
(Gains) losses on sales of real estate and other	2	—	2
Asset impairments	23	—	23
Other (income) loss, net	(68)	—	(68)
Provision for income taxes	103	—	103
Net income attributable to noncontrolling interests	2	—	2
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	42	—	42
Adjusted EBITDA	$823	$44	$867

(c) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.
(d) Includes amounts incurred specifically related to the Playa Hotels Acquisition, including amounts recognized by Playa during Hyatt's period of ownership as well amounts recognized by Hyatt prior to and following the completion of the acquisition.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
G&A expenses	$138	$126	$416	$412
Less: Rabbi trust impact	(22)	(17)	(40)	(43)
Less: Stock-based compensation expense	(13)	(9)	(54)	(52)
Adjusted G&A Expenses	$103	$100	$322	$317

The table below provides a breakdown for Adjusted G&A Expenses:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Management and franchising	$62	$62	$194	$185
Owned and leased	3	2	8	7
Distribution	—	—	—	6
Overhead	38	36	120	119
Adjusted G&A Expenses	$103	$100	$322	$317

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Net Income (Loss) Attributable to Hyatt Hotels Corporation and Diluted Earnings (Losses) Per Class A and Class B Share to Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to Hyatt Hotels Corporation	$(49)	$471	$(32)	$1,352
Diluted earnings (losses) per share	$(0.51)	$4.63	$(0.34)	$13.04
Special items:
Restructuring costs (a)	35	—	51	—
Unconsolidated hospitality ventures (b)	29	—	36	(69)
Transaction and integration costs (c)	25	8	130	26
Asset impairments (d)	9	35	23	52
Utilization of Avendra and other proceeds (e)	5	5	15	15
(Gains) losses on sales of real estate and other (f)	—	(514)	2	(1,267)
(Gains) losses, net on marketable securities (g)	(3)	2	(18)	4
Fund (surpluses) deficits (h)	(2)	1	5	20
Contingent consideration liabilities fair value adjustments (i)	(6)	(9)	(14)	(20)
Other	—	(2)	—	(3)
Special items - pre-tax	92	(474)	230	(1,242)
Income tax (provision) benefit for special items	(72)	99	(115)	225
Total special items - after-tax	$20	$(375)	$115	$(1,017)
Special items impact per diluted share	$0.21	$(3.69)	$1.20	$(9.81)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation	$(29)	$96	$83	$335
Adjusted diluted earnings (losses) per share	$(0.30)	$0.94	$0.86	$3.23
(a) During the three months ended September 30, 2025 (Q3 2025) and during the nine months ended September 30, 2025 (YTD 2025), we recognized restructuring costs as a result of organizational changes in other income (loss), net on our condensed consolidated statements of income (loss).
(b) During Q3 2025 and YTD 2025, we recognized impairment charges related to certain investments in unconsolidated hospitality ventures. During the nine months ended September 30, 2024 (YTD 2024), we recognized a $79 million non-cash pre-tax gain related to the dilution of our ownership interest in an unconsolidated hospitality venture and a $10 million impairment charge related to one of our unconsolidated hospitality ventures. The activity was recognized in equity earnings (losses) from unconsolidated hospitality ventures on our condensed consolidated statements of income (loss).
(c) During Q3 2025 and YTD 2025, we recognized transaction costs primarily related to the Playa Hotels Acquisition and integration costs primarily related to the Playa Hotels Acquisition and Standard International. During the three months ended September 30, 2024 (Q3 2024) and YTD 2024, we recognized costs primarily related to pending transactions and the integrations of Apple Leisure Group, Dream Hotel Group, and Mr & Mrs Smith. The costs were recognized in transaction and integration costs on our condensed consolidated statements of income (loss).
(d) During Q3 2025, we recognized $9 million of impairment charges related to intangible assets. During YTD 2025, we recognized an additional $14 million of impairment charges related to related to intangible assets, property and equipment, and operating lease right-of-use assets. During Q3 2024, we recognized $35 million of impairment charges related to property and equipment, intangible assets, and operating lease right-of-use assets. During YTD 2024, we recognized an additional $17 million of impairment charges primarily related to goodwill. The impairment charges were recognized in asset impairments on our condensed consolidated statements of income (loss).
(e) During Q3 2025, YTD 2025, Q3 2024, and YTD 2024, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels in reimbursed costs and depreciation and amortization expenses on our condensed consolidated statements of income (loss). The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(f) During Q3 2024, we recognized a pre-tax gain related to the sale of Hyatt Regency Orlando and an adjacent undeveloped land parcel ($514 million). Additionally, during YTD 2024, we recognized pre-tax gains related to the sales of Park Hyatt Zurich ($257 million) and Hyatt Regency San Antonio Riverwalk ($100 million), the UVC Transaction ($231 million), and the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino ($172 million) as well as a $4 million pre-tax loss related to the sale of Hyatt Regency Green Bay. The activity was recognized in gains (losses) on sales of real estate and other on our condensed consolidated statements of income (loss).
(g) During Q3 2025, we recognized net gains, and during Q3 2024 and YTD 2024, we recognized net losses, primarily due to the change in fair value of our marketable securities. During YTD 2025, we recognized net gains primarily due to realized gains on our previously-held ordinary shares in Playa Hotels, partially offset by the change in fair value of our marketable securities. The activity was recognized in other income (loss), net on our condensed consolidated statements of income (loss).
(h) During Q3 2025, we recognized a net surplus, and during YTD 2025, Q3 2024, and YTD 2024, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition. During Q3 2025 and YTD 2025, this fund activity was recognized in revenues for reimbursed costs ($210 million and $622 million, respectively), reimbursed costs ($208 million and $631 million, respectively), depreciation and amortization expenses ($6 million and $15 million, respectively), and other income (loss), net ($6 million and $19 million, respectively), and during Q3 2024 and YTD 2024, this fund activity was recognized in revenues for reimbursed costs ($168 million and $474 million, respectively), reimbursed costs ($178 million and $519 million, respectively), and other income (loss), net ($9 million and $25 million, respectively) on our condensed consolidated statements of income (loss). Figures herein exclude revenues and expenses related to payroll at managed properties where we are the employer and other expenses, which were recognized in revenues for reimbursed costs and reimbursed costs on our condensed consolidated statements of income (loss) but are not considered part of our fund activity.
(i) During Q3 2025 and YTD 2025, we recognized fair value adjustments related to Dream Hotel Group, Standard International, and Bahia Principe. During Q3 2024 and YTD 2024, we recognized fair value adjustments related to Dream Hotel Group. The fair value adjustments were recognized in other income (loss), net on our condensed consolidated statements of income (loss).

Hyatt Hotels Corporation
Adjustments to Owned and Leased Segment from Sold Assets
The schedule below represents the following sold assets including the following owned and leased hotels: Hyatt Regency Aruba Resort Spa and Casino (1Q24), Park Hyatt Zurich (2Q24), Hyatt Regency San Antonio Riverwalk (2Q24), Hyatt Regency Green Bay (2Q24), Hyatt Regency Orlando (3Q24), and Hyatt Regency O'Hare Chicago (4Q24) as well as the following unconsolidated hospitality ventures: Park Hyatt Los Cabos at Cabo Del Sol hotel and residences (4Q24) and Hyatt Centric Downtown Nashville (4Q24).

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total adjustment to segment revenues from sold assets (a)	$—	$—	$—		$—

Adjustment to segment Adjusted EBITDA from sold hotels (b) (c)	$1	$—	$—		$1
Adjustment to segment Adjusted EBITDA from sold unconsolidated hospitality ventures (d)	—	—	—		—
Total adjustment to segment Adjusted EBITDA from sold assets	$1	$—	$—		$1

	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold assets (a)	$(119)	$(82)	$(42)	$(16)	$(259)

Adjustment to segment Adjusted EBITDA from sold hotels (c)	$(37)	$(28)	$(11)	$(1)	$(77)
Adjustment to segment Adjusted EBITDA from sold unconsolidated hospitality ventures (d)	(1)	(1)	(1)	—	(3)
Total adjustment to segment Adjusted EBITDA from sold assets	$(38)	$(29)	$(12)	$(1)	$(80)
(a) Represents the owned and leased segment revenues contribution in each period for hotels that have been sold as of September 30, 2025 and for which the Company entered into long-term management or franchise agreements upon sale.
(b) Relates to certain tax expenses during the Company's period of ownership relating to a hotel sold in 2024.
(c) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of September 30, 2025 and for which the Company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale.
(d) Represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have been sold as of September 30, 2025. Includes the net impact from an unconsolidated hospitality venture, for which our ownership percentage was diluted from 50.0% to 38.8% as a result of its initial public offering.

The schedule below represents the sold assets that were acquired as part of the Playa Hotels Acquisition and include the following owned and leased hotels: Property in Playa del Carmen (3Q25)

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total adjustment to segment revenues from sold Playa assets (a)	$—	$1	$3		$4

Total adjustment to segment Adjusted EBITDA from sold Playa assets (a)	$—	$—	$—		$—
(a) Represents the owned and leased segment revenues and Adjusted EBITDA contribution in each period for hotels acquired as part of the Playa Hotels Acquisition that have been sold as of September 30, 2025.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
Other than with respect to the Playa Hotels Acquisition, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2025 Outlook Range
	Hyatt (Ex-Playa)		Playa[1]		Consolidated
[1] Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025. Transaction costs and other expenses associated with the Playa Real Estate Transaction are included for 2025 Adjusted Free Cash Flow and Net Income outlook.

	Low	High	Low	High	Low	High
Net income (loss) attributable to Hyatt Hotels Corporation	$70	$86	$(124)	$(121)	$(54)	$(35)
Contra revenue	82	82	—	—	82	82
Reimbursed costs, net (a)	100	80	—	—	100	80
Stock-based compensation expense (b)	70	70	8	8	78	78
Transaction and integration costs	46	41	120	130	166	171
Depreciation and amortization	324	324	2	2	326	326
Equity (earnings) losses from unconsolidated hospitality ventures	51	51	—	—	51	51
Interest expense	211	211	106	106	317	317
(Gains) losses on sales of real estate and other	2	2	—	—	2	2
Asset impairments	23	23	—	—	23	23
Other (income) loss, net	(90)	(110)	—	—	(90)	(110)
(Benefit) provision for income taxes	149	183	(42)	(40)	107	143
Net income attributable to noncontrolling interests	2	7	—	—	2	7
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	50	60	—	—	50	60
Adjusted EBITDA	$1,090	$1,110	$70	$85	$1,160	$1,195
(a) Reimbursed costs are presented net of revenues for reimbursed costs as the Company cannot forecast the gross amounts without unreasonable effort.
(b) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.

	Low	High	Low	High	Low	High
G&A expenses	$527	$532	$7	$8	$534	$540
Less: Rabbi trust impact	(20)	(20)	—	—	(20)	(20)
Less: Stock-based compensation expense	(67)	(67)	(1)	(1)	(68)	(68)
Adjusted G&A Expenses	$440	$445	$6	$7	$446	$452

	Low	High	Low	High	Low	High
Net cash provided by operating activities	$508	$558	$(260)	$(240)	$248	$318
Capital expenditures	(150)	(150)	(75)	(75)	(225)	(225)
Free Cash Flow	$358	$408	$(335)	$(315)	$23	$93
Cash taxes on asset sales	117	117	—	—	117	117
Costs associated with the Playa Hotels Acquisition (c)	—	—	310	290	310	290
Adjusted Free Cash Flow	$475	$525	$(25)	$(25)	$450	$500
(c) Includes transaction and integration costs incurred during the nine months ended September 30, 2025 and expected in the fourth quarter of 2025, as well as interest on the delayed draw term loan facility through December 31, 2025 and other costs associated with the acquisition.

Hyatt Hotels Corporation
Outlook: 2025 Playa Outlook by Quarter
Other than with respect to the Playa Hotels Acquisition, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

(in millions)			Playa Outlook Range (a)(b)
	Q2 2025	Q3 2025	Q4 2025		Full Year 2025
	Playa Impact (b)	Playa Impact (b)	Low	High	Low	High
REVENUES:
Gross fees (c)	$—	$(2)	$(3)	$(3)	$(5)	$(5)
Owned and leased	$47	$159	$149	$174	$355	$380
Distribution	$—	$—	$—	$—	$—	$—

EXPENSES:
Adjusted G&A Expenses	$—	$4	$2	$3	$6	$7
Owned and leased (d)	$33	$126	$114	$123	$273	$282
Distribution	$—	$1	$—	$—	$1	$1
(a) Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025.
(b) Includes amounts incurred specifically related to the Playa Hotels Acquisition, including amounts recognized by Playa during Hyatt's period of ownership as well amounts recognized by Hyatt prior to and following the completion of the acquisition.
(c) In Q2 2025, Q3 2025, and Q4 2025, gross fees are adjusted to remove an insignificant amount, $4 million, and $5 million, respectively, of intercompany franchise fee revenues earned for properties that were acquired in the Playa Hotels Acquisition and were eliminated in consolidation.
(d) Excludes stock-based compensation expense as amounts are not included in Adjusted EBITDA.

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a measure that is not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests and our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA, primarily based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•management and hotel services agreement and franchise agreement assets (key money assets) amortization and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for reimbursed costs;
•reimbursed costs that we intend to recover over the long term;
•stock-based compensation expense;
•transaction and integration costs;
•depreciation and amortization;
•equity earnings (losses) from unconsolidated hospitality ventures;
•interest expense;
•gains (losses) on sales of real estate and other;
•asset impairments;
•other income (loss), net; and
•benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with our prior-period and forecasted results as well as our industry and competitors.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.
We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit or bear a loss over the long term. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively, and instead are designed to result in a cumulative break-even balance. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted G&A Expenses, as we define it, is a non-GAAP measure. Adjusted G&A Expenses excludes the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted G&A Expenses assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share (EPS), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted Net Income (Loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the management and franchising segment and distribution segment divided by Adjusted EBITDA, excluding overhead and eliminations. Our management uses this calculation to assess the composition of the Company's earnings.
Average Daily Rate ("ADR")
ADR represents hotel room revenues divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Comparable Owned and Leased Margin
We define comparable owned and leased margin as the difference between comparable owned and leased revenues and comparable owned and leased expenses. Comparable owned and leased revenues is calculated by removing non-comparable owned and leased revenues from owned and leased revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased expenses is calculated by removing both non-comparable owned and leased expenses and the impact of expenses funded through rabbi trusts from owned and leased expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within our management and franchising segment. "Comparable owned and leased" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. We may use variations of comparable owned and leased to specifically refer to comparable owned and leased hotels or our all-inclusive resorts, for those properties that we own or lease within our owned and leased segment. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at current-period exchange rates. These restated amounts are then compared to our current-period reported amounts to provide operationally driven variances in our results.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales and costs associated with the Playa Hotels Acquisition. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures, cash taxes on asset sales, and costs associated with the Playa Hotels Acquisition and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.
Net Package ADR
Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Net Package Revenue Per Available Room ("RevPAR")
Net Package RevPAR is the product of the Net Package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of packages comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a property or group of properties. Occupancy measures the utilization of a property's available capacity. We use occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable ADR levels as demand for property rooms increases or decreases.
Playa Hotels Acquisition
On June 17, 2025, the Company completed the acquisition of Playa Hotels & Resorts N.V. ("Playa Hotels" or "Playa"), a leading owner, operator, and developer of all-inclusive resorts in Mexico, the Dominican Republic, and Jamaica, for a purchase price of $13.50 per share, or an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired.
Playa Real Estate Transaction
On June 29, 2025, affiliates of the Company entered into a definitive agreement to sell the entirely of Playa's owned real estate portfolio, acquired from Playa on June 17, 2025, for $2.0 billion to Tortuga Resorts ("Tortuga"), a joint venture between an affiliate of KSL Capital Partners, LLC and Rodina, subject to customary closing conditions and approval from Mexican anti-trust authorities. Hyatt and Tortuga will enter into 50-year management agreements for 13 of 15 Playa’s owned assets with terms in-line with Hyatt’s existing all-inclusive fee structure. The remaining two properties are under separate contractual arrangements, and during the three months ended September 30, 2025, one of these properties was sold to an unrelated third party.
RevPAR
RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
UVC Transaction
During the nine months ended September 30, 2024, we completed a restructuring of the entity that owns the Unlimited Vacation Club paid membership program business and sold 80% of the entity to an unrelated third party for $80 million. As a result of the transaction, we deconsolidated the entity as we no longer have a controlling financial interest, and we account for our remaining 20% ownership interest as an equity method investment in an unconsolidated hospitality venture. We continue to manage the Unlimited Vacation Club business under a long-term management agreement and license and royalty agreement. The operating results of the Unlimited Vacation Club business prior to the UVC Transaction are reported within our distribution segment.